Exhibit 16.1

KPMG LLP

Suite 1000

1000 Walnut Street

Kansas City, MO 64106-2162

July 9, 2010

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for KV Pharmaceutical Company and, under the date of March 25, 2010, we reported on the consolidated financial statements of KV Pharmaceutical Company as of and for the years ended March 31, 2009 and 2008 and the effectiveness of internal control over financial reporting as of March 31, 2009. On June 25, 2010, we resigned. As of the date of our resignation, we had not completed the audit of the consolidated financial statements as of and for the year ended March 31, 2010 and the effectiveness of the internal control over financial reporting as of March 31, 2010. We have read KV Pharmaceutical Company’s statements included under Item 4.01 of its Form 8-K dated July 1, 2010, and we agree with such statements except that we are not in a position to agree or disagree with KV Pharmaceutical Company’s statements set forth in the second and tenth paragraphs.

Very truly yours,

KPMG LLP, is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.